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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

First Place Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 25, 2007

Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of First Place Financial Corp. (“First Place”), which will be held on Thursday, October 25, 2007, at 10:00 a.m., Eastern Time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio.

The attached Notice of the Annual Meeting and the proxy statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of First Place, as well as a representative of Crowe Chizek and Company LLC, First Place’s independent auditors, will be present at the Annual Meeting to respond to any questions that shareholders may have regarding the business to be transacted. In addition, the Annual Meeting will include management’s report on First Place’s financial performance for the fiscal year ended June 30, 2007.

The board of directors of First Place has determined that the matters to be considered at the Annual Meeting are in the best interests of First Place and its shareholders, and the board unanimously recommends that you vote “FOR” the nominees as directors specified under Proposal 1 and “FOR” the ratification of the appointment of Crowe Chizek and Company LLC as independent auditors of First Place for the fiscal year ending June 30, 2008 as specified under Proposal 2.

Your vote is very important. Whether or not you expect to attend the Annual Meeting, please read the enclosed proxy statement and then complete, sign and return the enclosed proxy card promptly in the postage-paid envelope provided, so that your shares will be represented. Your cooperation is appreciated since a majority of the common stock entitled to vote must be represented, either in person or by proxy, at the Annual Meeting to constitute a quorum for the conduct of business.

On behalf of the board of directors and all of the employees, we thank all of our shareholders for your continued interest and support.

Sincerely yours,

/s/ Steven R. Lewis
Steven R. Lewis
President and Chief Executive Officer

185 East Market Street • Warren, OH 44481 • 330/373/1221 • www.firstplacebank.com

FIRST PLACE FINANCIAL CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on October 25, 2007

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of First Place Financial Corp. (“First Place”) will be held on Thursday, October 25, 2007 at 10:00 a.m., Eastern Time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio 44484.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	The election of five directors for terms of three years each or until their successors are elected and qualified;

2.	The ratification of the appointment of Crowe Chizek and Company LLC as independent auditors of First Place for the fiscal year ending June 30, 2008; and

3.	Such other matters as may properly come before the Annual Meeting or any adjournments thereof.

The board of directors has established September 11, 2007, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of such shareholders will be available at the Annual Meeting and for the 10 days preceding the meeting at First Place’s corporate headquarters located at 185 East Market Street, Warren, Ohio 44481. Only shareholders of First Place common stock as of the close of business on such record date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

By Order of the Board of Directors

/s/ J. Craig Carr
J. Craig Carr
Secretary

Warren, Ohio

September 25, 2007

FIRST PLACE FINANCIAL CORP.

PROXY STATEMENT

Information Concerning Solicitation and Voting

Your vote is very important. This proxy statement, the proxy card and the 2007 Annual Report are first being given or sent on or about September 25, 2007 to shareholders of First Place Financial Corp. (“First Place”) in connection with the solicitation of proxies by the board of directors for the 2007 Annual Meeting of Shareholders (the “Annual Meeting”). This proxy procedure is necessary to permit all of the shareholders, some of whom live throughout the United States and are unable to attend the Annual Meeting, to have an opportunity to vote. The board of directors encourages you to read this proxy statement thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

Voting Procedures

MATTERS TO BE PRESENTED. There are two proposals that will be presented for your consideration at the Annual Meeting:

•	election of five directors; and

•	ratification of appointment of independent auditors for 2008.

WHO CAN VOTE? You are entitled to vote your common stock if First Place’s records show that you held your shares as of September 11, 2007, the record date. At the close of business on that date, a total of 16,827,793 shares of common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented at the Annual Meeting, except as follows: as provided in First Place’s Amended and Restated Certificate of Incorporation, record holders of common stock who own in excess of 10% of the outstanding shares of common stock (the “Limit”) are not entitled to vote any of their shares that are in excess of the Limit.

HOW DO I VOTE? Other than by attending the Annual Meeting and voting in person, shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

HOW ARE THE VOTES COUNTED? The Annual Meeting will be held if a quorum is represented. A quorum consists of a majority of outstanding shares of common stock entitled to vote. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. Broker non-votes occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by 10 days before the Annual Meeting. In this event, the nominees may vote those shares only on matters deemed routine. On non-routine matters, nominees cannot vote and there is a so-called broker non-vote on that matter.

Directors are elected by a plurality of the votes cast with a quorum present. The five persons who receive the greatest number of votes of the holders of common stock represented in person or by proxy at the Annual Meeting will be elected directors of First Place. The proposal to ratify the appointment of Crowe Chizek and Company LLC as independent auditors of First Place for the fiscal year ending June 30, 2008, as well as any other matter properly submitted to shareholders for their consideration at the Annual Meeting, will be approved if the number of votes cast by holders of common stock favoring the proposal exceed the number of votes cast opposing the proposal.

With regard to the election of directors, you may vote in favor of or withhold authority to vote for one or more nominees for director. Votes that are withheld for the election of one or more nominees for director will not be counted as votes cast for such individuals, and accordingly will have no effect. An abstention may be specified on the proposal to ratify the appointment of Crowe Chizek and Company LLC as First Place’s independent auditors for fiscal 2008. An abstention on the proposal to ratify the appointment of the independent auditors will not be deemed a vote cast, and consequently will have no effect on this proposal. The proposals to elect directors and ratify the appointment of the independent auditors are considered routine matters upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions, and for which there will be no broker non-votes.

WHO WILL COUNT THE VOTE? First Place’s transfer agent, Registrar and Transfer Company, will tally the vote, which will be certified by an independent Inspector of Election. After the final adjournment of the Annual Meeting, the proxies will be returned to First Place for safekeeping.

CHANGING YOUR VOTE. You may revoke your proxy instructions and change your vote if you are a holder of record. To do so, you must advise First Place’s corporate secretary in writing before the proxy committee votes your shares of common stock at the Annual Meeting, deliver later proxy instructions, or attend the Annual Meeting and vote your shares in person. However, if you are a shareholder whose shares are not registered in your name or are held in “street name,” you will need to obtain a written legal proxy in your name from your record holder (in most cases your broker or bank) to vote personally at the Annual Meeting.

COST OF PROXY SOLICITATION. First Place will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to soliciting proxies by mail, First Place directors, officers and employees may also solicit proxies personally or by telephone, facsimile or electronic communication without additional compensation. First Place will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and we will reimburse them for their reasonable expenses in doing so.

ATTENDING THE ANNUAL MEETING. IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK HELD BY A BROKER, BANK OR OTHER NOMINEE, YOU WILL NEED PROOF OF OWNERSHIP TO BE ADMITTED TO THE ANNUAL MEETING. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

VOTING RECOMMENDATIONS. The board of directors recommends that you vote “FOR” each nominee to the board of directors and “FOR” ratification of the appointment of Crowe Chizek and Company LLC as independent auditors.

VOTING RESULTS. The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in First Place’s Quarterly Report on Form 10-Q for the second quarter.

PROPOSAL 1. ELECTION OF DIRECTORS

The size of the board of directors is currently set at thirteen members and divided into three classes. Each of the members of the board of directors of First Place also presently serves as a director of First Place Bank. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year.

At the Annual Meeting, five directors will be elected for a three year term expiring at the 2010 Annual Meeting or until their successors are elected and qualified. The five nominees recommended by the board of directors for election at this Annual Meeting are as follows:

Dr. A. Gary Bitonte

Earl T. Kissell

E. Jeffrey Rossi

William A. Russell

Robert L. Wagmiller

No person being nominated as a director is being proposed for election pursuant to any arrangement or understanding between him and any other person. No director of First Place is related to any other director or executive officer of First Place or First Place Bank by blood, marriage or adoption. Each of the nominees currently serves as a director of First Place. Votes may be cast for only the five nominees listed above.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present board of directors. The board of directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the nominee is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted “For” the election of each of the nominees.

Information with Respect to the Nominees and Continuing Directors. The following table presents the names of the nominees and continuing directors, as well as their ages as of September 11, 2007, a brief description of their recent business experience, including present occupations and employment, the year in which each director became a director of First Place and the year in which their terms (or in the case of the nominees, their proposed terms) as director of First Place expire.

Name and Principal Occupation at Present and for Past Five Years	Age	Director Since(1)	Expiration of Term as Director
NOMINEES
A. Gary Bitonte, M.D.	60	2000	2010

Dr. Bitonte is a member of the teaching faculty of Northeast Ohio College of Medicine at Rootstown (NEOUCOM). Additionally, Dr. Bitonte’s urologic surgery practice spanned 21 years. Dr. Bitonte currently serves as a member of the Board of Trustees of the Youngstown State University Foundation as well as the NEOUCOM Foundation. He is also an Adjunct Professor at The Bitonte College of Health and Human Services at Youngstown State University.

Earl T. Kissell	58	2000	2010

Mr. Kissell was President and Chief Executive Officer of Ravenna Savings Bank from 1987 to 2000. Since 2001, Mr. Kissell has been an Assistant Professor of Economics, Business Management and Accounting at Hiram College.

E. Jeffrey Rossi	54	1994	2010
Mr. Rossi has been a principal of E.J. Rossi & Company, a life and health insurance brokerage firm, located in Youngstown and Warren, Ohio since 1978.

William A. Russell	60	2000	2010
Mr. Russell has been the President of Canteen Service of Steel Valley, Inc., a food and vending service company since 1974.

Robert L. Wagmiller	64	2000	2010

Mr. Wagmiller has been a Senior Advisor at the certified public accounting firm of Hill, Barth and King, LLC since 1998. He was the Chairman of TCT Distributing, LLC (D/B/A Belmont Distributing), a major Philips Magnavox wholesaler, from March 2001 through March 2004.

CONTINUING DIRECTORS
Donald Cagigas	67	2000	2008

Mr. Cagigas has been the President of the Youngstown/Mahoning Valley United Way since April 2000. Prior to that date, he was the President of the Mahoning Valley Region of BANK ONE, NA, a position he had held since March 1988.

Marie Izzo Cartwright	54	2000	2009

Ms. Cartwright has been a member of the marketing and public relations profession for over 30 years and has been a consultant with Revak & Associates since January 2001. Prior to that date, she was the Vice President of Corporate Communications and Marketing for Glimcher Properties Limited Partnership, a position she had held since October 1996.

(1)	Includes years of service as a director of First Place and First Place Bank.

Name and Principal Occupation at Present and for Past Five Years	Age	Director Since(1)	Expiration of Term as Director
Robert P. Grace	68	1996	2009

Mr. Grace is a retired Partner of Ernst & Young, Certified Public Accountants. He was also formerly the Vice President and Chief Financial Officer of Salem Label Co., in Salem, Ohio from May 1996 to December 1998.

Thomas M. Humphries	63	1990	2009

Mr. Humphries has been the President and Chief Executive Officer of the Regional Chamber since April 1997. Prior to that date, he was a General Manager with Sprint Corp., a telecommunications company. In addition, he has been a Principal of Data/Voice Systems Review, Inc. since 1997.

Steven R. Lewis	49	1998	2008

Mr. Lewis has been President and Chief Executive Officer of First Place and Chief Executive Officer of First Place Bank since 1997. He served as Executive Vice President from 1995 to 1997 and as Chief Financial Officer from 1985 until 1995. Prior to joining the organization in 1983, he served as a certified public accountant with Coopers and Lybrand.

Jeffrey B. Ohlemacher	49	2006	2009

Mr. Ohlemacher has been the President and Chief Executive Officer of Elyria Manufacturing Corp., a world-class supplier of precision machined turned parts and assemblies since 1987. Mr. Ohlemacher also serves as the President of B.R.E.I.C., a small real estate investment company, a position he has held since 1989.

Samuel A. Roth	64	2000	2008

Mr. Roth has been Chairman of the Board of First Place and First Place Bank since December 2004. Mr. Roth has been a consultant to businesses since January 2003. He was President of FirstEnergy Facilities Services Group, a holding company for the mechanical construction, contracting and energy management companies owned by FirstEnergy, from January 1999 to December 2002. Prior to that he had been the President of Roth Bros., Inc. from 1966 to 1999.

Ronald P. Volpe, Ph.D.	64	2000	2008

Dr. Volpe has been a Professor of Finance in the Williamson College of Business Administration at Youngstown State University since 1975. Dr. Volpe teaches undergraduate and graduate courses in Investments, Personal Financial Planning and Financial Markets and Institutions. Prior to his career in higher education, he was employed as a member of the accounting staff at Ford Motor Company.

(1)	Includes years of service as a director of First Place and First Place Bank.

Executive Officers of First Place and First Place Bank who are not Directors

Set forth below is information, including ages as of September 11, 2007, concerning the executive officers of First Place and First Place Bank who do not serve on the board of directors of either First Place or First Place Bank,. All executive officers are elected by the board of directors and serve until their successors are elected and qualified. No executive officer is related to any director or other executive officer of First Place or First Place Bank by blood, marriage or adoption, and there are no arrangements or understandings between an executive officer of First Place or First Place Bank and any other person pursuant to which such individual was elected an executive officer.

Timothy A. Beaumont, age 49, was named Corporate Executive Vice President – Chief Credit Officer of First Place Bank in 2004. He joined First Place Bank in June 2000 as Senior Vice President. He was previously employed with Mahoning National Bank of Youngstown for nine years as Vice President of Commercial Lending. He has over twenty years of experience in corporate banking. Mr. Beaumont is a Cum Laude graduate of Hiram College with a degree in Business Administration.

Albert P. Blank, age 45, was named President and Chief Operating Officer of First Place Bank in October 2004. Mr. Blank had served as Executive Vice President and Chief Operating Officer from 2003 to 2004. Mr. Blank joined First Place Bank in November 2000 as Senior Vice President of Retail Lending and served in that capacity through 2003. Prior to joining First Place Bank, Mr. Blank held various positions over approximately seven years with Republic Bancorp with his last position being the President of Sales for Republic Banc Mortgage Corp. He has a Bachelor of Arts degree from Mt. Union College and a Master of Business Administration degree from Kent State University.

J. Craig Carr, age 59, became Corporate Executive Vice President – General Counsel and Secretary of First Place in October 2004. Mr. Carr served as Senior Vice President – General Counsel and Secretary from 2001 through 2004. From 2000 through 2001, Mr. Carr held the position of General Counsel and Secretary. Prior to the merger of FFY Financial Corp. with First Place, Mr. Carr had been General Counsel and Secretary of FFY Financial Corp. and FFY Bank since January 1999, where he was employed since 1973. Mr. Carr is a member of the Mahoning County and Ohio State Bar Associations. Mr. Carr has a Bachelor of Arts degree from Miami University of Ohio, and a Juris Doctor from The Ohio State University.

David W. Gifford, age 54, was appointed Principal Accounting Officer and Interim Chief Financial Officer of First Place and Interim Chief Financial Officer of First Place Bank effective September 10, 2007, to serve until a new Chief Financial Officer is duly appointed. Mr. Gifford, a Certified Public Accountant, has been serving as Principal Accounting Officer of First Place Bank since 2006. He previously served with First Place Bank as Corporate Vice President – Finance from 2005 to 2006, and Vice President – Finance from 2004 to 2005. Prior to joining First Place Bank, Mr. Gifford was employed by Metropolitan Bank and Trust Company in a variety of capacities from 1996 to 2003, including serving as Vice President and Treasurer from 2001 to 2003. Mr. Gifford has a Bachelor of Science degree in Business Administration from The Ohio State University.

Brian E. Hoopes, age 50, became Corporate Executive Vice President – Chief Information Officer of First Place Bank in October 2004. Prior to that he had served as Senior Vice President – Chief Information Officer since 1999. Mr. Hoopes joined First Place Bank in August 1998 as Vice President of Banking Systems. He was previously employed with Michelin Tire Corporation for 18 years in positions responsible for electronic data processing and financial operations. Mr. Hoopes has a Bachelor of Science degree from the University of Akron.

Craig L. Johnson, age 48, became Michigan Regional President and Corporate Director of Commercial Real Estate of First Place Bank in May 2004. He served as President and Chief Executive Officer of Franklin Bancorp, Inc. and Franklin Bank, N.A. from November 2003 through May 2004 and as Executive Vice President and Chief Lending Officer from June 2003 through November 2003. He was previously employed by Republic Bancorp, Inc. serving as Vice Chairman, President Commercial Banking Division from June 1999 to November 2002 and as President and Chief Executive Officer of Republic Savings Bank from December 1995 to June 1999. Mr. Johnson has a Bachelor of Science in Business Administration degree from Central Michigan University.

Robert J. Kowalski, age 42, joined First Place Bank in April 2005 as Corporate Executive Vice President – Human Resources. From 2000 through 2004, Mr. Kowalski served as Vice President responsible for Human Resources for O/E Systems, Inc. of Troy, Michigan. He has a Business Administration degree from Michigan State University and a Master of Business Administration degree from Wayne State University.

Paul S. Musgrove, age 45, resigned as Corporate Executive Vice President – Chief Financial Officer and Treasurer of First Place Bank and Chief Financial Officer of First Place, positions he held since he joined First Place in May 2005, effective September 20, 2007. Mr. Musgrove served as Vice President – Director Finance at Ohio Savings Bank from 2004 to 2005. Prior to that Mr. Musgrove was employed at RBC Centura Banks Inc. as Chief Financial Officer from 2002 to 2004 and as Corporate Controller from 2001 to 2002. From 1992 to 2001, Mr. Musgrove held various senior positions for Royal Bank Financial Group of Toronto, Canada. Mr. Musgrove received his undergraduate degree in engineering and a Master in Business Administration from Concordia University, Montreal, Canada.

Dominique K. Stoeber, age 43, became Corporate Executive Vice President – Retail Banking of First Place Bank in November 2004. Prior to this position, she was the Senior Vice President of Human Resources, a position she had held since January 1999. She joined First Place Bank in 1990 as Personnel Manager and was named Director of Human Resources in 1992. Ms. Stoeber has a Bachelor of Science degree in Human Resource Management from The Ohio State University.

Kenton A. Thompson, age 51, joined First Place Bank in June 2003 as Regional President, Corporate Director of Business Financial Services and President of Private Client Services. Prior to joining First Place, Mr. Thompson was employed by Key Bank for nineteen years, most recently serving as the President of Private Banking and Investing and President of Key Trust Company. Prior to that position, he was the Line of Business Executive for Commercial Banking. Mr. Thompson has a Bachelor of Science degree in Business Administration from Youngstown State University.

R. Bruce Wenmoth, age 52, was named Corporate Executive Vice President – Retail Lending of First Place Bank in October 2004. He joined First Place Bank in June 2003 as Senior Vice President – Retail Lending. He was previously employed with Metropolitan Bank and Trust Company for over five years as Senior Vice President – Mortgage Banking and has over twenty years experience in mortgage banking. He has a Bachelor of Science degree from Cornell University.

About the Board of Directors

The Board of Directors. The board of directors of First Place is responsible for establishing broad corporate policies and for the overall performance of First Place. The members of the board of directors of First Place also serve as members of the board of directors of First Place Bank. Directors discharge their responsibilities at board meetings, committee meetings and also through considerable telephone contact and other communications with the Chairman of the Board and others regarding matters of concern and interest to First Place. During the fiscal year ended June 30, 2007, the board of directors of First Place Bank held twelve board meetings, and the board of directors of First Place held four quarterly board meetings, and one strategic planning meeting. All of the directors attended at least 75% of the total number of board meetings held.

Pursuant to applicable requirements of the NASDAQ Global Select Market, the board of directors has affirmatively determined that a majority of the directors of First Place are independent. The current independent directors are: Dr. Bitonte, Mr. Cagigas, Ms. Cartwright, Mr. Grace, Mr. Humphries, Mr. Kissell, Mr. Ohlemacher, Mr. Rossi, Mr. Roth, Mr. Russell, Dr. Volpe and Mr. Wagmiller. Directors are encouraged to attend annual meetings of shareholders of First Place. All thirteen of the directors attended First Place’s annual meeting of shareholders on October 26, 2006.

Directors’ Fees. The Corporate Governance and Nominating Committee reviews publicly available peer data to assist with evaluating the overall compensation for the board of directors. From time to time the Corporate Governance and Nominating Committee will recommend changes in compensation to further the goals of the director compensation program which strives to provide appropriate compensation to directors for their time, efforts and contributions to the company. New laws and regulations have placed increased demands of time along with increased liability upon board members, and the Corporate Governance and Nominating Committee recommended increases in the annual retainer, board meeting fees and committee meetings for fiscal 2007.

Each director, with the exception of Mr. Roth and Mr. Lewis, receives an annual retainer of $12,000. Mr. Samuel A. Roth, as Chairman of the Board receives an annual retainer of $17,000 and Mr. Lewis, as an employee of First Place, does not receive a retainer. In addition to the annual retainer, all of the directors, except Mr. Lewis, receive the following for each board meeting that they attend:

First Place Bank Board Meeting:	$600
First Place Financial Corporation Board Meeting (with Bank topics):	$150
First Place Financial Corporation Board Meeting (without Bank topics):	$300
First Place Holdings, Inc. Board Meeting:	$350

Directors, with the exception of Mr. Lewis, as he is an employee of First Place Bank, also receive a fee of $350 for each committee meeting attended, except that the fee for an Audit Committee meeting is $450. The Audit Committee Chair receives an additional annual retainer of $3,000 and the Compensation Committee Chair receives an additional annual retainer of $2,000. Each Chairman of the ALCO/Investment, Executive, Technology & Facilities, and Governance Committees receives an additional $100 per meeting attended.

Directors are eligible for, and in prior years have been granted stock awards under the First Place Financial Corp. 1999 Incentive Plan. However, no such awards were granted to any director in fiscal year 2007. Directors are also eligible for stock awards under the First Place Financial Corp. 2004 Incentive Plan. However, no such awards were granted to any director in fiscal year 2007.

Directors may elect to defer their compensation by participating in a nonqualified director’s deferred compensation plan. First Place maintains a separate account for each director who elects to defer their compensation. Interest on these accounts is computed daily and compounded quarterly. The interest rate is determined every January 1st for the entire calendar year and is equal to the rate of the highest yielding certificate of deposit offered by First Place Bank to the general public on that day. Since the interest rate is equal to the highest yielding certificate of deposit offered by First Place Bank, the interest rate is not considered to be above-market or preferential. For calendar 2006, the interest rate paid on these deferred accounts was 4.76% and for calendar 2007, the interest rate is 4.96%.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Samuel A. Roth	$29,300	—	—	—	—	—	$29,300
A. Gary Bitonte, M.D.	$23,150	—	—	—	—	—	$23,150
Donald Cagigas	$27,100	—	—	—	—	—	$27,100
Marie Izzo Cartwright	$24,750	—	—	—	—	—	$24,750
Robert P. Grace	$29,550	—	—	—	—	—	$29,550
Thomas M. Humphries	$27,050	—	—	—	—	—	$27,050
Earl T. Kissell	$28,400	—	—	—	—	—	$28,400
Steven R. Lewis (1)	—	—	—	—	—	—	—
Jeffrey B. Ohlemacher	$22,800	—	—	—	—	—	$22,800
E. Jeffrey Rossi	$27,800	—	—	—	—	—	$27,800
William A. Russell	$22,800	—	—	—	—	—	$22,800
Ronald P. Volpe, Ph.D.	$27,950	—	—	—	—	—	$27,950
Robert L. Wagmiller	$27,050	—	—	—	—	—	$27,050

(1)	Mr. Lewis is the only employee director on the board. No compensation is paid to Mr. Lewis for his service as a director. Mr. Lewis’ compensation for his role as President and Chief Executive Officer of First Place and Chief Executive Officer of First Place Bank is disclosed in the Summary Compensation Table and related disclosure with respect to Named Executive Officer compensation included elsewhere in this proxy statement.

The number of board members has fluctuated in the past based on mergers and acquisitions as well as individuals leaving the board (resignation, retirements, etc.). As a result, we have a program that allows a director to phase out of active membership on the board while transitioning knowledge to existing members. Non-employee directors may resign from full time service on the board and serve as an adviser to the board for a maximum of twenty-four months for an annual retainer in the amount of $10,000 per year. Unvested stock options and stock awards continue to vest in accordance with the provisions of the stock option and stock award agreements. In the event of the death of an advisor prior to the end of his term, his estate will receive a lump sum equal to the unpaid amount of the retainer for the remaining unfilled term. As of September 11, 2007, no one is currently serving as an advisor to the board under the program just described. Former Chairman of the Board, W. Terry Patrick, served as an advisor to the board until June 30, 2007. In accordance with the policy for compensating advisors, which is described above, Mr. Patrick was paid $10,000 as an annual retainer for the fiscal year ended June 30, 2007.

Committees of the Board of Directors

The board of directors has four principal committees. The following describes for each committee the function, current membership and number of meetings held during fiscal 2007.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee consists of Directors Samuel A. Roth (Chairman), Robert P. Grace and E. Jeffrey Rossi. All members of the Corporate Governance and Nominating Committee are independent in accordance with the NASDAQ Global Select Market listing standards. The Corporate Governance and Nominating Committee is responsible for reviewing and revising policies that will further the continuation of sound and effective corporate governance practices, as well overseeing the administrative needs of the board of directors, including the areas of board compensation, liability and performance. In addition, this Committee considers and selects the nominees for director to stand for election at the Annual Meeting, which nominees must be approved by a majority of independent directors.

The Corporate Governance and Nominating Committee does not have a written charter, but does have a mission statement “to oversee the administrative matters affecting board functions, including compensation, liability, performance, recruitment and nomination of individual directors.” Mr. Lewis, the Chief Executive Officer, serves as the liaison with management to facilitate the execution of the strategies of the Committee.

The Corporate Governance and Nominating Committee met two times in fiscal 2007. All of the Corporate Governance and Nominating Committee members attended both of the committee meetings held.

Audit Committee. The Audit Committees of First Place and First Place Bank consist of Directors Robert P. Grace (Chairman), Earl T. Kissell, William A. Russell, Ronald P. Volpe, Ph.D. and Robert L. Wagmiller. All of the members of the Audit Committees are independent in accordance with the NASDAQ Global Select Market listing standards and the additional independence requirements of the Securities and Exchange Commission for audit committee members. In addition, the board of directors has determined that Robert P. Grace and Robert L. Wagmiller are “audit committee financial experts” within the meaning of the Securities and Exchange Commission rules and regulations. The Audit Committees each have the responsibility for oversight of the audit process and monitoring the accounting, financial reporting, regulatory, and internal control functions. One of the primary responsibilities of both Audit Committees is to enhance the independence of the audit function, thereby furthering the objectivity of financial reporting. Accordingly, the Audit Committees are directly responsible for the engagement, compensation, retention and services of our independent auditors, who report directly to the Audit Committees. The Audit Committees are also responsible for:

•	reporting to the board of directors on the general financial condition of First Place and First Place Bank and the results of the annual audit; and

•	overseeing that First Place and First Place Bank’s activities are conducted in accordance with the Audit Committee Charter and applicable laws and regulations.

The Audit Committees operate under a written charter, which was included as Appendix A to First Place’s 2006 Annual Meeting Proxy Statement.

The Audit Committees of First Place and of First Place Bank each met eight times in fiscal 2007. All of the Audit Committee members attended at least 75% of the total number of committee meetings held.

Compensation Committee. The Compensation Committee of First Place consists of Directors E. Jeffrey Rossi (Chairman), Dr. A. Gary Bitonte, Samuel A. Roth, William A Russell and Robert L. Wagmiller. All members of the Compensation Committee are independent in accordance with the NASDAQ Global Select Market listing standards. The committee meets to establish compensation and benefits for the executive officers and to review the incentive compensation programs when necessary. This committee is also responsible for all matters regarding compensation and benefits, hiring, termination and affirmative action issues for other officers and employees of First Place and First Place Bank. The Compensation Committee does not have a written charter at this time but may create one in the future.

The Compensation Committee met five times in fiscal 2007. All of the Compensation Committee members attended at least 75% of the total number of committee meetings held.

Executive Committee. The Executive Committee of First Place consists of Directors Lewis (Chairman), Cagigas, Grace, Humphries, Kissell and Roth. The Executive Committee is responsible for contributing to the development of a long term dynamic strategic plan, to consider new opportunities and to respond to unanticipated external developments. The Executive Committee met five times during fiscal 2007. All of the Executive Committee members attended at least 75% of the total number of committee meetings held.

Consideration of Director Nominees

Shareholder Nominees. The Corporate Governance and Nominating Committee does not have an official policy with regard to the consideration of director candidates recommended by shareholders. The board of directors believes that a policy specific to candidates recommended by shareholders is not necessary because the Corporate Governance and Nominating Committee will consider nominations for director nominees submitted by shareholders, as provided in the Bylaws, and will evaluate such nominees in the same way that it evaluates nominees suggested by the Committee itself.

First Place’s Bylaws govern nominations for election to its board of directors. The Bylaws require all nominations for election to the board of directors to be made at a meeting of shareholders at which directors are to be elected, and only by a shareholder who has complied with the notice provisions in the Bylaws. Written notice of a shareholder nomination for election of a director at a meeting of shareholders must be received by the corporate secretary of First Place not less than 90 days prior to the date of the meeting. If less than 100 days’ notice or prior disclosure of the date of the meeting is given, then written notice of a shareholder nomination must be received by the corporate secretary of First Place not later than the close of business on the 10th day following the day on which the date of the meeting was mailed or publicly disclosed. The written notice is required to set forth certain information specified in the Bylaws. As of September 11, 2007, First Place had not received any such nominations from shareholders in connection with the Annual Meeting.

Director Qualifications. In evaluating nominations for director, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the board. Members of the board should have the highest professional and personal ethics and values, consistent with the ethical values of First Place. Nominees should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical advice based on experience. Each director must represent the interests of all shareholders.

Identifying and Evaluating Nominees for Directors. The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or as vacancies otherwise arise, the Committee will consider various potential candidates for director. Candidates may come to the attention of the Committee through current board members, professional search firms, shareholders or other persons. These candidates can be evaluated and considered at any point during the year. As described above, the Committee will consider properly submitted shareholder nominees as candidates for the board. Following the verification of shareholder status of the persons proposing the candidates, the proposed candidates’ recommendations will be aggregated and considered by the Committee. In addition, the Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Committee will seek to achieve a balance of knowledge, experience and capability on the board. All nominees for director must be approved by a majority of independent directors.

Code of Ethics

First Place has adopted a Code of Ethics for all the employees of First Place and its subsidiaries, including the chief executive officer and all other executive officers. The Code of Ethics includes: (1) guidelines relating to the honest and ethical conduct (including the ethical handling of actual or potential conflicts of interest), (2) accurate and complete disclosure in reports and documents filed with or submitted to the Securities and Exchange Commission or otherwise publicly disclosed, (3) compliance with the applicable laws, rules and regulations, and (4)

procedures for promoting compliance with, reporting violations of and consequences for not adhering to the code. The Code of Ethics is available free of charge by submitting a written request by fax to (330) 393-5578 or by mail to First Place Financial Corp., 185 East Market Street, Warren, Ohio 44481, or by calling (330) 373-1221.

Shareholder Communications with the Board of Directors

Shareholders may communicate with the board of directors by sending a letter to First Place’s board of directors, c/o Corporate Secretary, 185 East Market Street, Warren, Ohio 44481. The corporate secretary will forward such communications to the director or directors to whom they are addressed.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Overview

This compensation discussion and analysis summarizes the material factors involved in the fiscal 2007 compensation awarded to, earned by, or paid to the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers of our company. As we discuss the compensation programs of these Named Executive Officers, it is important to keep in mind each program goal is the same as our goal for operating the company—to create value for our shareholders. We can accomplish this goal by attracting, motivating and retaining the highest quality employees by linking compensation to individual performance and long-term company performance.

To help ensure that value is created, the programs are designed and operated through the combined effort of First Place’s management, the Compensation Committee and third-party compensation consultative resources who specialize in areas such as compensation analysis, plan design, etc. These efforts result in increased compensation when performance is above peer targeted or benchmarked standards and decreased total compensation when performance is below targeted standards.

Peers, Benchmarks and Targets

First Place desires that our compensation programs be competitive in the marketplace, commensurate with each executive’s responsibilities, experience and demonstrated performance as compared to peers within the organization and at peer companies external to the organization. In order to do this, we conduct internal analysis, acquire survey data published by several independent consulting firms and, in years prior to fiscal year 2007, have utilized external consultants specializing in the financial industry to conduct analysis, which allows us to benchmark ourselves against an appropriate comparative group of financial services companies of a similar size and operating out of similar geographical locations.

Conducting peer analysis and benchmarking helps in the development of base salary, incentive plans and long-term retention programs. This process also allows us to set targets for incentive and retention program payments.

Components of Compensation

First Place is committed to creating a pay-for-performance approach to reward management staff who contribute to the success of the company as measured by both individual and organizational performance. Our company compensation policies generally have the same components with respect to executive officers. Overall, the awards under the plans are designed to vary with position, level of responsibility and influence reflecting the principle that total compensation opportunity should increase based on attainment of a Named Executive Officer position. The Compensation Committee is involved in the review of any proposed changes to the compensation of all Named Executive Officers and the Committee also reviews this information with the board of directors. Total compensation for Named Executive Officers is comprised of the various components of compensation as detailed below:

Base Salary – Base salary is an important component in attracting, motivating and retaining key personnel. A base salary range exists for each Named Executive Officer. We believe in the philosophy of pay for performance. As such, we typically position base salary near the 50th percentile of a selected peer group located in a similar geography. We then augment base salary with other compensation components designed to create long term value for shareholders and reward strong individual performance. Actual base salaries for each Named Executive Officer are determined by the Compensation Committee based on the following primary factors:

•	compensation data as disclosed by peer companies, as well as published compensation surveys;

•	input provided by the Chief Executive Officer and Chief Operating Officer regarding Named Executive Officers who report directly to them;

•

internal review of the Named Executive Officers’ compensation, both individually and relative to other officers utilizing performance factors such as adherence to budget, completion of assigned projects and support of organizational initiatives;

•	adjustments to compensation levels based on outside independent resources or indexes such as the Consumer Price Index, etc; and

•	level of experience relative to the position’s responsibilities.

Base salary changes are based on the Committee’s assessment of the Named Executive Officer’s performance. The Committee possesses broad discretion in determining merit increases and reviews the process with the board of directors. A Summary Compensation Table for the Named Executive Officers is shown further along in this document.

Annual Incentive Award – The Management Bonus Program is our annual incentive compensation program participated in by approximately 45 managers as well as each Named Executive Officer. The Management Bonus Program provides Named Executive Officers with the opportunity to receive cash bonuses based on individual performance if established corporate financial targets are met. The Compensation Committee believes that an annual incentive opportunity helps reward, retain and motivate Named Executive Officers to concentrate on improving shareholder value and improving the organization’s financial performance over the prior year. This program allows for the potential payment of a percentage of the Named Executive Officer’s base salary ranging from 35% to 50% of base pay. The percentage of base pay varies depending on the role of the Named Executive Officer. For example, the Chief Executive Officer has a percentage of 50% while the Chief Operating Officer has a percentage of 45%.

Individual Named Executive Officer goals are developed by the Chief Executive Officer and Chief Operating Officer, with input from the Named Executive Officers. The Compensation Committee develops individual goals for the Chief Executive Officer. These goals are developed at the beginning of the year based upon our strategic needs, as well as short- and long-term business objectives. Individual factors considered include the Named Executive Officer’s role, scope of responsibility, experience, current and historical performance and potential for future development. The goals are subject to the review and approval of both the Compensation Committee and the board of directors.

The financial targets are developed through our budgeting process and the peer analysis and benchmarking process previously discussed in the Peer, Benchmarks and Targets section of this document. Development of the financial targets is overseen by the Committee and discussed with and approved by the board of directors. For fiscal year 2007, financial targets were developed for earnings per share as well as return on equity. The targets were based on our financial performance in the previous year and our projections for the future, as well as the performance of other financial service companies of a similar size and operating out of similar geographic locations, and were set at a level to encourage growth in earnings per share and return on equity. Over the long-term, we believe that reaching our target performance levels is achievable, although in any one given year our strategic priorities, as well as the performance of other financial institutions, may make that goal more challenging.

Under the Management Bonus Program, there is a scale where the “threshold” is set at achieving at least 85% of the financial target and the “cap” is set at 115%. There is a corresponding scale of potential payouts, which at the threshold and cap range from 70% of potential payment to 130% of the Named Executive Officers’ bonus opportunity, which ranges from 35% to 50% of their base pay as described above. For example, if we achieved the 85% threshold of our target, Named Executive Officers with potential payment of 35% of their base pay would be eligible for up to 25% of their base salary (35% x 70%). Based on First Place’s performance in fiscal 2007, the minimum earnings per share and return on equity financial targets were not achieved and the Compensation Committee did not make annual incentive awards under the Management Bonus Program to any of the Named Executive Officers.

In addition to the annual incentive Management Bonus Program previously discussed, the Compensation Committee possesses the discretion to award bonuses based upon the attainment of First Place’s strategic objectives and the performance of individual Named Executive Officers. The Committee determined with agreement from the board of directors that based on attainment of multiple project objectives related to the strategic acquisition of The Northern Savings & Loan Company in 2006, as well as the individual performance of Kenton A. Thompson, a project performance bonus of $11,000 was paid to Mr. Thompson. There were no other project performance payments made to Named Executive Officers during 2007.

Long-Term Awards – On July 2, 1999, we established the First Place Financial Corp. 1999 Incentive Plan, or the 1999 Incentive Plan. On September 21, 2004, we established the First Place Financial Corp. 2004 Incentive Plan, or the 2004 Incentive Plan. The purpose of both of these Incentive Plans is to promote our long-term success and the creation of shareholder value by:

•	encouraging Named Executive Officers to focus on critical long-range objectives;

•	encouraging the attraction and retention of Named Executive Officers; and

•	linking Named Executive Officers directly to shareholder interests through ownership of our company.

Both the 1999 and 2004 Incentive Plans seek to achieve this purpose by providing for awards in the form of options to purchase shares of our common stock and the ability to grant restricted stock or stock appreciation rights.

During fiscal year 2006, the Compensation Committee, under the guidance of the board of directors, engaged the independent consulting firm of Clark Consulting to review long-term incentive alternatives and to design a long-term incentive program for executive officers that would meet the criteria previously stated under the 1999 and 2004 Incentive Plans. The Compensation Committee oversaw this entire process and solicited input from the board of directors. This process resulted in the development of the discretionary nonqualified Long Term Incentive Equity Program for fiscal year 2006. The fact that the Long Term Incentive Equity Program was designed to be nonqualified means that there may or may not be an award of stock or options made under the Program and that it is discretionary from year to year. Equity awards made pursuant to this program are made under the 1999 and 2004 Incentive Plans.

Awards made under the Program require that the date chosen to determine the stock exercise price be set well in advance of the actual day in which the award is made. In other words, there is no “back-dating” allowed when it comes to setting the exercise price. The exercise price for stock option awards is the closing price of our common stock, as reported on the NASDAQ Global Select Market, on the date of grant. The timing of the stock option grants may vary depending on when the financial data related to the fiscal year end is finalized and available. The intent is to have the stock option date set within thirty to forty-five days following the end of the fiscal year.

The Long Term Incentive Equity Program design allows for the potential payment of a percentage of the Named Executive Officer’s base salary between 25% and 35%. These percentages can range up to 25% either way depending on the financial targets achieved. For example, if financial targets are within a targeted range, a Named Executive Officer with potential payment of 30% of base salary could receive a minimum of 22.5% (30% x 75%), a maximum of 37.5% (30% x 125%) or a percentage in between. Once an award is determined, half (50%) is paid out in stock options and the other half (50%) is paid out in restricted stock. The Black Scholes valuation model is used to determine the number of stock options to be awarded and the date upon which the stock price is to be determined is set well in advance of the actual day the price is set. Since one of the primary goals of the Program is to promote our long-term success, the options and restricted stock granted do not vest until four years have passed.

The financial targets for the Long Term Incentive Equity Program during 2007 were the same as those developed for the Management Bonus Plan with both earnings per share and return on equity being weighted equally. Development of the financial targets is overseen by the Compensation Committee and discussed with the board of directors. Over the long-term, we believe that reaching our financial target levels is achievable, although in any one given year our business objectives and the performance of other financial institutions, as well as the economical state of the financial services industry in general, may make that goal more challenging. Under the Long Term Incentive Equity Program, the “threshold” is set at achieving at least 95% of the financial target and the “cap” is set at 105%. Based on First Place’s performance in fiscal 2007, the desired earnings per share and return on equity financial targets were not achieved and the Compensation Committee did not grant any equity awards to any of the Named Executive Officers.

Retirement Plans – The Named Executive Officers participate in two retirement programs which are available to all of our eligible full time employees. The First Place Bank 401(k) Savings Plan, or 401(k) Plan, was established on January 1, 1993 and has been amended and restated periodically since that time. Similar to other companies with

401(k) plans, employees may make contributions on a pre-tax basis up to the limits specified by the Internal Revenue Service. We may contribute matching contributions and/or profit sharing contributions. During 2007, we matched 50% of the first 6% contribution made by employees, including Named Executive Officers, for a maximum of 3% Company match.

The First Place Bank Employee Stock Ownership Plan is similar to the 401(k) Plan in that participation is open to all of our eligible full time employees. The Employee Stock Ownership Plan was established on January 1, 1998 and has been amended and restated periodically since that time. Each year we allocate a certain number of shares to the Employee Stock Ownership Plan which are then, in turn, allocated to eligible participants of the Employee Stock Ownership Plan.

The maximum contributions that we make to both the 401(k) Plan and Employee Stock Ownership Plan accounts of the Named Executive Officers are limited to the amounts allowed by the Internal Revenue Service. The vesting schedule for both the 401(k) Plan and Employee Stock Ownership Plan is as follows:

Length of Service	Vesting
Less than 2 years	0%
2 years but less than 3	20%
3 years but less than 4	40%
4 years but less than 5	60%
5 years but less than 6	80%
6 years or more	100%

Group and Personal Benefits – In addition to the First Place retirement plans, we provide a comprehensive benefits package to all eligible employees. Named Executive Officers are eligible for the same broad-based benefits as other employees. These benefits consist of a variety of welfare benefits such as medical, dental, vision, prescription drug, health and dependent care flexible spending accounts, life insurance, short- and long-term disability benefits, educational assistance and paid time off.

Paid time off at First Place includes access to sick/personal days for all eligible full time employees. Eligible employees receive one-half (1/2) sick/personal day per month for a total of six (6) per year. Any days not taken during the year will accumulate. At the time of retirement or voluntary termination, all full time employees will be compensated at their current rate of pay for all days accumulated in excess of 70 days. There will be no compensation for the first 70 days accumulated.

Similar to many employees with over 20 years of service, Mr. Steven R. Lewis has accumulated sick/personal days in excess of 70 days. If Mr. Lewis were to retire or voluntarily terminate, the value of his accumulated days in excess of 70 days as of June 30, 2007 would be approximately $96,000. None of the other Named Executive Officers have accumulated sick/personal days in excess of 70 days.

Other Compensation – Similar to many Named Executive Officers at other companies in our peer analysis, First Place Named Executive Officers participate in automobile plans as well as country club memberships. The automobile plans are an economical solution to conducting business within the contiguous four state geographical area in which we have offices. The country club memberships are important for conducting business in a manner consistent and appropriate with our peers. The estimated value of these programs is summarized further on in this proxy statement in the “All Other Compensation” column of the Summary Compensation Table. In addition to these programs, Mr. Albert P. Blank relocated to an area closer to our primary operations and received compensation to assist in this relocation process. The amount paid as relocation assistance was $10,279.

Employment and Change in Control Agreements

Employment Agreements. First Place Bank and First Place have entered into employment agreements with Steven R. Lewis, Chief Executive Officer of First Place Bank and President and Chief Executive Officer of First Place. These employment agreements are intended to ensure that First Place Bank and First Place will be able to maintain a stable and competent management base. The continued success of First Place Bank and First Place depends to a significant degree on the skills and competence of Mr. Lewis. First Place Bank also had an employment agreement with Paul S. Musgrove, former Corporate Executive Vice President – Chief Financial Officer and Treasurer of First Place Bank and former Chief Financial Officer of First Place. Mr. Musgrove resigned from these positions effective September 20, 2007.

Both First Place and First Place Bank entered into employment agreements with Mr. Lewis on July 1, 2003. The term of the employment agreement between First Place and Mr. Lewis, also known as the First Place employment agreement, is extended on a daily basis unless written notice of non-renewal is given by the First Place board of directors. The employment agreement between First Place, First Place Bank, and Mr. Lewis, also known as the First Place Bank employment agreement, provides that commencing on the first anniversary date and continuing each anniversary date thereafter, First Place Bank’s board of directors may extend the agreement for an additional year so that the remaining term shall be thirty-six months, unless written notice of non-renewal is given by First Place Bank’s board of directors after conducting a performance evaluation of Mr. Lewis. Under the employment agreements, Mr. Lewis’ base salary will be reviewed at least annually. The current base salary under the employment agreements for Mr. Lewis is $345,000. In addition to the base salary, the employment agreements provide for, among other things, participation in incentive compensation and bonus plans and receipt of benefits under any employee benefit plans of First Place, at a cost that is the same to Mr. Lewis as it is to all other benefit eligible full time employees.

Mr. Lewis’ agreement provides for payments to Mr. Lewis, or in the event of the subsequent death of Mr. Lewis, his estate or beneficiary, upon an “Event of Termination” equal to the remaining payments due for the remaining term of the agreement plus continuation of life, medical and dental coverage at no premium cost for the remaining term of the agreement. Any payments related to an Event of Termination shall not, in the aggregate, exceed three times Mr. Lewis’ average annual compensation for the five most recent taxable years that Mr. Lewis was employed at our company. Under the agreement, an “Event of Termination” would include:

•	termination without cause;

•	failure to reelect Mr. Lewis to his current offices;

•	a material change in functions, duties or responsibilities to ones of lesser responsibility, importance or scope;

•	a relocation of Mr. Lewis’ principal place of employment by more than 50 miles;

•	a material reduction in benefits or perquisites;

•	liquidation or dissolution of First Place or First Place Bank; or

•	a breach of the agreement by First Place or First Place Bank.

The employment agreements also provide for termination by First Place Bank or First Place for cause as defined in the employment agreements, at any time. If Mr. Lewis were terminated for cause, First Place Bank and First Place would have no further payment obligation, and certain rights under incentive compensation plans would terminate. In addition to termination for cause, no further payment obligations are required in the event of death, disability or retirement.

Mr. Lewis’ agreement provides for payments to Mr. Lewis, or in the event of the subsequent death of Mr. Lewis, his estate or beneficiary, upon a change in control as defined in the employment agreements. Under the employment agreements, payment will be made in the case of involuntary termination or, following voluntary termination under certain circumstances such as:

•	a material demotion;

•	loss of title, office or significant authority or responsibility;

•	material reduction in annual compensation or benefits; or

•	relocation of his principal place of employment more than 50 miles from its location prior to the change in control.

In the event Mr. Lewis is entitled to a change in control payment, the severance payment would be equal to the greater of: (i) the payments due for the remaining term of the employment agreement; or (ii) three times the average of the five preceding taxable years’ annual compensation. Annual compensation includes base salary, commissions, bonuses, First Place or First Place Bank contributions to retirement and/or profit sharing plans and any other cash compensation. The three times average annual compensation would be reduced by one dollar due to tax related reasons. First Place Bank and First Place would also continue Mr. Lewis’ life, health and dental coverage for 36 months following termination.

Notwithstanding that both the First Place Bank employment agreement and the First Place employment agreement provide for severance payments, Mr. Lewis is not entitled to receive duplicative payments. Payments due under one agreement are reduced by the payments made under the other agreement. Whether there is an occurrence of the previously described Event of Termination or change in control, any payment to Mr. Lewis under his employment agreements would most likely equal three times the average of the five preceding taxable years annual compensation plus 36 months of life, health and dental benefits. An estimate of the amount as of June 30, 2007 follows:

Named Executive Officer	Three times the Average of Five Years Pay	36 months of Benefits	Estimated Total
Steven R. Lewis	$1,889,200	$50,000	$1,939,200

Upon any termination of Mr. Lewis, he is subject to confidentiality obligations and a one-year non-competition agreement. The employment agreements also provide that First Place Bank and First Place shall indemnify Mr. Lewis to the fullest extent allowable under federal and Delaware law, respectively, against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of having been an officer or director of First Place and First Place Bank. In addition, First Place and First Place Bank have agreed to provide Mr. Lewis with coverage under a standard directors’ and officers’ liability insurance policy.

During the fiscal year ended June 30, 2007, First Place Bank also had an employment agreement with Mr. Musgrove, which became effective August 4, 2006 and was to continue through June 30, 2009. Under the employment agreement, Mr. Musgrove’s annual salary for fiscal 2007 was $190,550. Mr. Musgrove was also eligible to receive, along with the other executive officers, performance-based and discretionary bonuses, and periodic salary increases, and to participate in the employee benefit plans of First Place and First Place Bank. First Place guaranteed the obligations of First Place Bank in connection with the employment agreement.

Under the terms of the agreement, if Mr. Musgrove’s employment would have been involuntarily terminated, other than for cause, during the term of the employment agreement, then Mr. Musgrove would have been entitled to receive: (i) a payment equal to two times his “average annual compensation” for the five most recent taxable years that he had been employed by First Place Bank or such lesser number of years since he was employed with First Place Bank for less than five years and (ii) 24 months of continued life and medical insurance coverage. “Average annual compensation” includes base salary, incentives, commissions, bonuses and contributions on behalf of Mr. Musgrove to the 401(k) plan, Employee Stock Ownership Plan or other retirement plan of First Place Bank or First Place. In the event that Mr. Musgrove would have been terminated for cause, First Place Bank would have no further obligation to him and certain rights under stock incentive plans would terminate. Upon a voluntary termination by Mr. Musgrove, First Place Bank would be obligated to deliver the amount of salary, bonus, incentives and benefits earned as of the date of his termination. The fact that Mr. Musgrove resigned effective September 20, 2007, makes his termination voluntary. If Mr. Musgrove had been involuntarily terminated within 24 months following a change in control of First Place Bank or First Place, Mr. Musgrove would have received the same severance benefits as described in (i) and (ii) in this paragraph.

Mr. Musgrove agreed to limit his ability to compete with First Place Bank during the term of the employment agreement and for a period of one year after his employment terminates, except with respect to a termination within 24 months following a change of control. During the two-year period following termination, Mr. Musgrove agreed not to solicit, induce or cause any employee, agent consultant, independent contractor, representative or associate of First Place Bank or any of First Place Bank’s affiliates to terminate their relationship with First Place Bank or any of First Place Bank’s affiliates. Mr. Musgrove also agreed to maintain the confidentiality of trade secrets and confidential business information about First Place Bank, First Place and their affiliates and customers.

First Place agreed to indemnify Mr. Musgrove, to the maximum extent permitted by federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of having been an officer of First Place Bank. In addition, First Place Bank agreed to provide Mr. Musgrove with coverage under a standard directors’ and officers’ liability insurance policy.

On September 6, 2007, Mr. Musgrove resigned his positions with First Place and First Place Bank effective September 20, 2007. As a result of his resignation, the employment provisions of the employment agreement between Mr. Musgrove and First Place Bank terminated as of September 20, 2007. However, as set forth above, the non-competition, non-solicitation and confidentiality provisions of the agreement will remain in effect after the resignation effective date of September 20, 2007. Pursuant to the employment agreement, as of September 28, 2007, First Place Bank will have paid Mr. Musgrove $10,260, which represents the amount of salary, bonus, incentives and benefits earned as of the date of his resignation. In addition, Mr. Musgrove has a stock option that, as of the date of his resignation, had vested with respect to 4,000 shares of common stock, which may only be exercised within 90 days after September 20, 2007. The exercise price of these options is $19.16 per share. The unvested balance of his stock options representing 10,378 shares of common stock and an unvested stock award of 1,093 shares terminated in connection with his resignation.

Change-in-Control Severance Agreements. First Place Bank has entered into two-year change in control severance agreements with Mr. Blank, Mr. Thompson, Mr. Johnson and seven other executive officers of First Place Bank and First Place, none of whom are covered by employment contracts. The agreements are entered into between First Place Bank and the employee, and First Place guarantees the obligations of First Place Bank. The change in control severance agreements provide that commencing on the first anniversary date and continuing on each anniversary thereafter, the agreements may be renewed by First Place Bank’s board of directors for an additional year.

The two year change in control severance agreements provide for severance payments in the event of a change in control and an involuntary termination or, following voluntary termination under certain circumstances such as:

•

any material demotion or reassignment of duties and responsibilities to duties and responsibilities not consistent with executives experience, expertise, and position with us prior to the change in control;

•	any material reduction or removal of title, office, responsibility, or authority;

•	any material reduction in annual compensation or benefits; or

•	relocation of executives principal office if the relocation increases executives one-way travel distance to the office by more than 50 miles.

Following a change in control of First Place Bank or First Place, and a termination of the executive that would qualify the executive for severance as described above, the executive officer would be entitled to receive a severance payment equal to two times his or her average annual compensation for the five years preceding the termination. First Place Bank would also continue to pay for the executive officer’s life and health insurance coverage for twenty-four months following termination. Payments to executive officers under First Place Bank’s change in control severance agreements are guaranteed by First Place in the event that payments of benefits are not paid by First Place Bank.

In the event that an executive with a change in control severance agreement is terminated for cause, we will have no further obligation to the executive and certain rights under stock incentive plans will terminate. In addition to termination for cause, no further payment obligations are required in the event of death, disability or retirement.

A summary of the estimated value of the change in control agreements as of June 30, 2007 of the applicable Named Executive Officers follows:

Named Executive Officer	Two times the Average of Five Years Pay	24 Months of Benefits	Estimated Total
Albert P. Blank	$655,800	$30,800	$686,600
Kenton A. Thompson	$544,100	$34,700	$578,800
Craig L. Johnson	$535,800	$32,700	$568,500

Four executive officers who have change in control severance agreements with First Place Bank also have change in control severance agreements with First Place. None of the four executives are Named Executive Officers. These agreements are for a term of two years and automatically renew daily unless notice to the contrary is given. These agreements have substantively the same features and provisions as the First Place Bank change in control severance agreements described above with the exception of the daily renewal feature. Notwithstanding that both the First Place Bank employment agreement and the First Place employment agreement provide for severance payments, the executive officers are not entitled to receive duplicative payments. Payments due under one agreement are reduced by the payments made under the other agreement.

Compensation Committee Report

The following Report of the Compensation Committee shall not be deemed to be soliciting material or filed with the Securities and Exchange Commission and is not incorporated by reference into any of First Place’s previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by First Place in any such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in First Place’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and this proxy statement.

The foregoing report is furnished by the Compensation Committee whose members are:

Directors E. Jeffrey Rossi (Chairman), Dr. A. Gary Bitonte, Samuel A. Roth, William A. Russell and Robert L. Wagmiller.

Audit Committee Report

The following Report of the Audit Committee shall not be deemed to be soliciting material or filed with the Securities and Exchange Commission and is not incorporated by reference into any of First Place’s previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by First Place in any such filing.

In accordance with its written charter adopted by the board of directors, the Audit Committee (the “Committee”) assists the board of directors in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of First Place and First Place Bank and their system of internal controls.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and First Place and First Place Bank that might bear on the accountants’ independence consistent with Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” and discussed with the accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the accountants’ independence.

The Committee reviewed with the internal auditors and independent accountants the overall scope and plans for their respective audits and the results of internal audit examinations. The Committee also discussed with management, the internal auditors and the independent accountants the quality and adequacy of First Place’s and First Place Bank’s internal controls and the overall quality of First Place’s and First Place Bank’s financial reporting process.

The Committee discussed and reviewed with its independent accountants communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent accountants’ examination of the consolidated financial statements. In addition, the Committee considered the compatibility of nonauditing services provided to First Place and First Place Bank with the accountants’ independence in performing their auditing functions.

The Committee reviewed and discussed interim financial information, contained in each quarterly report and earnings announcement, with management and independent accountants prior to public release as necessary during fiscal 2007. The Committee reviewed and discussed the audited consolidated financial statements of First Place as of and for the fiscal year ended June 30, 2007 with management and the independent accountants. Management has the responsibility for the preparation of the consolidated financial statements and the independent accountants have the responsibility for the audit of those statements.

Based on the above mentioned reviews and discussions with management and the independent accountants, the Committee recommended to the board of directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2007, for filing with the Securities and Exchange Commission. The Committee also recommended the appointment of the independent accountants, and the board of directors concurs with such recommendation.

The foregoing report is furnished by the Audit Committee of the board whose members are:

Directors Robert P. Grace (Chairman), Earl T. Kissell, William A. Russell, Ronald P. Volpe, Ph.D., and Robert L. Wagmiller.

Principal Shareholders

Other than those persons listed below, First Place is not aware of any person who may be considered to be the beneficial owner of more than 5% of its outstanding shares of common stock as of September 11, 2007. For purposes of the following table and the table set forth under “What First Place’s Directors and Executive Officers Own,” a person may be considered to own any shares of common stock (1) over which he or she has, directly or indirectly, sole or shared voting or investing power, or (2) of which he or she has the right to acquire ownership, including the right to acquire ownership by the exercise of stock options, within 60 days after September 11, 2007.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, California 90401	1,455,114	(1)	8.6%
Common Stock	Barclays Global Investors UK Holdings Limited 1 Churchill Place Canary Wharf, London, England	934,390	(2)	5.6%
Common Stock	First Place Bank Employee Stock Ownership Plan 185 East Market Street Warren, Ohio 44481	848,824	(3)	5.0%

(1)	As reported by Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”) in its Schedule 13G/A field with the SEC on February 9, 2007 (“Schedule 13G/A”), Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds” that own the 1,455,114 shares of First Place common stock as of September 11, 2007. However, Dimensional reported in its Schedule 13G/A that in its role as investment advisor or manager to the Funds, Dimensional possesses investment and/or voting power over the shares of First Place common stock that are reportedly owned by the Funds, and, as a result, Dimensional may be deemed to be the beneficial owner of the First Place common stock owned by the Funds. In the Schedule 13G/A, Dimensional disclaims beneficial ownership of the shares of First Place common stock owned by the Funds.

(2)	As reported by Barclays Global Investors UK Holdings Limited (“Barclays UK”) in a Form 13F filed with the SEC on August 9, 2007 (“Form 13F”) on behalf of itself and its affiliates, Barclays Global Investors, N.A. (“Barclays N.A.”), Barclays Global Fund Advisors (“Barclays Advisors”), Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Ltd, Barclays Global Investors Australia Ltd, Barclays Global Investors Canada Ltd and Indexchange Investment AG. Barclays UK reports in its Form 13F that it is an indirect subsidiary of Barclays PLC and a direct wholly-owned subsidiary of Barclays Bank PLC. Therefore, the securities positions of Barclays UK reported in the Form 13F are also being reported on behalf of Barclays Bank PLC and Barclays PLC, which may be deemed to have shared-defined investment discretion with respect to such positions. The Form 13F indicates that Barclays UK has sole voting power with respect to 906,302 shares of First Place common stock and shared investment power with respect to 934,390 shares of First Place common stock. The investment power is shared with Barclays N.A. with respect to 675,420 shares and with Barclays Advisors with respect to 258,970 shares.

(3)	The Employee Stock Ownership Plan Trustee must vote all allocated shares held in the Employee Stock Ownership Plan in accordance with the instructions of the participants. At September 11, 2007, 463,012 shares had been allocated under the Employee Stock Ownership Plan. Under the Employee Stock Ownership Plan, unallocated shares and allocated shares as to which voting instructions are not given by participants, are to be voted by the Employee Stock Ownership Plan Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended.

What First Place’s Directors and Executive Officers Own

The following table provides information, as of September 11, 2007, about the shares of common stock that are beneficially owned by (1) each director of First Place, (2) the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers of First Place and First Place Bank and (3) all directors and executive officers of First Place and First Place Bank as a group. Except as indicated in the footnotes to the table below, each individual has sole voting and investment power with respect to the shares that he or she beneficially owns.

Name of Beneficial Owner	Title at First Place Financial Corp.	Title at First Place Bank	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Samuel A. Roth	Chairman of the Board	Chairman of the Board	43,581		*
A. Gary Bitonte, M.D.	Director	Director	150,046		*
Donald Cagigas	Director	Director	25,000		*
Marie Izzo Cartwright	Director	Director	70,982		*
Robert P. Grace	Director	Director	57,540		*
Thomas M. Humphries	Director	Director	52,010		*
Earl T. Kissell	Director	Director	39,530		*
Jeffrey B. Ohlemacher	Director	Director	34,385		*
E. Jeffrey Rossi	Director	Director	146,315		*
William A. Russell	Director	Director	37,417		*
Ronald P. Volpe, Ph.D.	Director	Director	7,607		*
Robert L. Wagmiller	Director	Director	13,500		*
Steven R. Lewis	President, Chief Executive Officer and Director	Chief Executive Officer and Director	353,790	(2)	2.1
Albert P. Blank		President and Chief Operating Officer	91,129	(3)	*
Kenton A. Thompson		Regional President and Corporate Director of Business Financial Services	53,662	(4)	*
Craig L. Johnson		Regional President and Corporate Director of Commercial Real Estate	21,510	(5)	*
Paul S. Musgrove (6)	Former Chief Financial Officer	Former Corporate Executive Vice President – Chief Financial Officer and Treasurer	13,729	(7)	*
All directors and executive officers as a group (24 persons)			1,467,858		8.5

*	Represents less than 1% of outstanding common stock.

(1)	Includes shares of common stock that may be acquired upon exercise of stock options that are exercisable within 60 days after September 11, 2007. The following individuals have a right to acquire the indicated number of shares: Mr. Roth, 18,581; Mr. Lewis, 220,000; Mr. Blank, 45,999; Mr. Cagigas, 15,000; Ms. Cartwright, 2,400; Mr. Humphries, 28,050; Mr. Johnson, 4,000; Mr. Kissell, 5,000; Mr. Musgrove 4,000: Mr. Rossi, 37,500; Mr. Russell, 34,281; and Mr. Thompson, 31,000.

(2)	Includes 8,741 shares of common stock allocated to the Employee Stock Ownership Plan account of Mr. Lewis, 17,337 shares of common stock held in Mr. Lewis’ 401(k) plan account and 3,000 shares of common stock, which Mr. Lewis holds in a general partnership.

(3)	Includes 2,618 shares of common stock allocated to the Employee Stock Ownership Plan account of Mr. Blank and 4,212 shares of common stock held in Mr. Blank’s 401(k) plan account.

(4)	Includes 571 shares of common stock allocated to the Employee Stock Ownership Plan account of Mr. Thompson and 1,672 shares of common stock held in Mr. Thompson’s 401(k) plan account.

(5)	Includes 409 shares of common stock allocated to the Employee Stock Ownership Plan account of Mr. Johnson and 1,138 shares of common stock held in Mr. Johnson’s 401(k) plan account.

(6)	Mr. Musgrove resigned effective September 20, 2007.

(7)	Includes 63 shares of common stock allocated to the Employee Stock Ownership Plan account of Mr. Musgrove and 171 shares of common stock held in Mr. Musgrove’s 401(k) plan account.

Summary Compensation Table

The following table shows the compensation paid by First Place to the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers of First Place (the “Named Executive Officers”) for the fiscal year ended June 30, 2007. The salary and bonus columns reflect amounts received during fiscal year 2007.

Based on our performance in fiscal year 2007, the desired earnings per share and return on equity financial targets were not achieved and the Compensation Committee did not grant any equity awards under the Long Term Incentive Equity Program (which is described in the previous Compensation Discussion and Analysis section of this proxy statement). The following table provides information about stock and option equity awards granted to the Named Executive Officers based on their performance in fiscal year 2006, which were awarded during the fiscal year 2007. In other words, the stock and option awards were related to fiscal year 2006, but were received in fiscal year 2007.

The amounts shown in the “All Other Compensation” column in the table below represent value received by the Named Executive Officer for items previously discussed in the Compensation Discussion and Analysis portion of this proxy statement. Items considered as all other compensation include:

•	401(k) matching funds made by our company;

•	Employee Stock Ownership Plan allocations contributed by our company;

•	payment by our company for the individual’s group coverage under our life insurance and long-term disability insurance plans;

•	the cost of providing an automobile plan, which includes personal use of company car and a gas allowance;

•	the cost of any country club memberships; and

•	financial relocation assistance in the case of Mr. Blank.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Steven R. Lewis President and Chief Executive Officer of First Place and Chief Executive Officer of First Place Bank	2007	$344,615	—	$58,752	$43,142	$23,120	(1)	$469,629
Albert P. Blank President and Chief Operating Officer of First Place Bank	2007	$251,769	—	$37,188	$27,307	$33,277	(2)	$349,541
Kenton A. Thompson Regional President and Corporate Director of Business Financial Services of First Place Bank	2007	$212,846	$11,000	$26,472	$19,438	$20,719	(3)	$290,475
Craig L. Johnson Michigan Regional President and Corporate Director of Commercial Real Estate of First Place Bank	2007	$212,846	—	$26,472	$19,438	$5,515	(4)	$264,271
Paul S. Musgrove Former Chief Financial Officer of First Place and Former Corporate Executive Vice President – Chief Financial Officer and Treasurer of First Place Bank (5)	2007	$190,443	—	$23,889	$17,542	$12,559	(6)	$244,433

(1)	All Other Compensation for Mr. Lewis includes 401(k) matching funds, Employee Stock Ownership Plan allocations, group coverage under our life insurance and long-term disability insurance plans, an automobile plan and a country club membership.

(2)	All Other Compensation for Mr. Blank includes one item in excess of $10,000 which is $10,279 paid in assistance to Mr. Blank on his relocation. Other components of Mr. Blank’s all other compensation include 401(k) matching funds, Employee Stock Ownership Plan allocations, group coverage under our life insurance and long-term disability insurance plans and an automobile plan.

(3)	All Other Compensation for Mr. Thompson includes 401(k) matching funds, Employee Stock Ownership Plan allocations, group coverage under our life insurance and long-term disability insurance plans and a country club membership.

(4)	All Other Compensation for Mr. Johnson includes 401(k) matching funds, Employee Stock Ownership Plan allocations and group coverage under our life insurance and long-term disability insurance plans.

(5)	Mr. Musgrove resigned effective September 20, 2007.

(6)	All Other Compensation for Mr. Musgrove includes 401(k) matching funds, Employee Stock Ownership Plan allocations and group coverage under our life insurance and long-term disability insurance plans.

Grants of Plan-Based Awards

As stated in the previous Summary Compensation Table section of this proxy statement, based on our performance in fiscal year 2007 the desired earnings per share and return on equity financial targets were not achieved and the Compensation Committee did not grant any equity under the Long Term Incentive Equity Program (which is described in the previous Compensation Discussion and Analysis section of this proxy). The following table provides information about stock and option awards granted to the Named Executive Officers based on their performance in fiscal year 2006, which were awarded during the first quarter of fiscal year 2007. In other words, the stock and option payments were related to fiscal year 2006, but were received in fiscal year 2007.

There is a four year vesting schedule related to the payments shown below. No portion of the awards will be vested until the fourth year when they become 100% vested on July 1, 2010. Named Executive Officers are not eligible to receive dividends on the awards below before they vest on July 1, 2010. Dividends do accumulate on the stock awards (but not options) during the four years and are then awarded once the stock awards vest.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Steven R. Lewis	08/09/06		10,768	$21.86	$58,752
	08/09/06	2,688			$58,760
Albert P. Blank	08/09/06		6,816	$21.86	$37,188
	08/09/06	1,701			$37,184
Kenton A. Thompson	08/09/06		4,852	$21.86	$26,471
	08/09/06	1,211			$26,472
Craig L. Johnson	08/09/06		4,852	$21.86	$26,471
	08/09/06	1,211			$26,472
Paul S. Musgrove (2)	08/09/06		4,378	$21.86	$23,888
	08/09/06	1,093			$23,893

(1)	August 9, 2006 grants were made under the Company’s Long Term Incentive Program based on fiscal year 2006 performance.

(2)	Mr. Musgrove resigned effective September 20, 2007.

Outstanding Equity Awards

The following table provides information as to the current holdings of stock options and stock awards for the Named Executive Officers as of June 30, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (4) ($)
Steven R. Lewis	07/02/99	224,000	—		$12.3125	07/02/09	—	—
	08/09/06	—	10,768	(1)	$21.8600	08/09/16	2,688	$56,711
Albert P. Blank	12/12/00	30,000	—		$11.5000	12/12/10	—	—
	12/16/03	15,999	4,001	(2)	$19.3000	12/16/13	—	—
	08/09/06	—	6,816	(1)	$21.8600	08/09/16	1,701	$35,925
Kenton A. Thompson	12/16/03	31,000	8,000	(2)	$19.3000	12/16/13	—	—
	08/09/06	—	4,852	(1)	$21.8600	08/09/16	1,211	$25,576
Craig L. Johnson	05/09/05	4,000	6,000	(3)	$19.1600	05/09/15	—	—
	08/09/06	—	4,852	(1)	$21.8600	08/09/16	1,211	$25,576
Paul S. Musgrove (5)	05/09/05	4,000	6,000	(3)	$19.1600	05/09/15	—	—
	08/09/06	—	4,378	(1)	$21.8600	08/09/16	1,093	$23,084

(1)	The awards granted on August 9, 2006 for fiscal year 2006 will become fully vested on July 1, 2010.

(2)	The awards granted on December 16, 2003 vest in five equal installments beginning on the first year’s anniversary date and each anniversary date thereafter.

(3)	The awards granted on May 5, 2005 vest in five equal installments beginning on the first year’s anniversary date and each anniversary date thereafter.

(4)	The market value of the stock awards was determined by multiplying the number of shares by $21.12, the closing price of First Place Financial Corp. common stock at the close of business on June 29, 2007.

(5)	Mr. Musgrove resigned effective September 20, 2007.

Options Exercised and Stock Vested

The following table provides information for the Named Executive Officers regarding their stock option exercises and vesting of stock awards during the fiscal year ended June 30, 2007.

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven R. Lewis	—	—		—	—
Albert P. Blank	—	—		1,500	$38,238	(1)
Kenton A. Thompson	1,000	$4,340	(2)	—	—
Craig L. Johnson	—	—		—	—
Paul S. Musgrove (3)	—	—		—	—

(1)	The value of stock awards that Mr. Blank received included dividends and interest earned since the April 2002 grant date.

(2)	Mr. Thompson exercised a stock option to purchase 1,000 shares of common stock on August 30, 2006 that had an exercise price of $19.30. The closing market price of First Place Financial Corp. common stock on that day was $23.64.

(3)	Mr. Musgrove resigned effective September 20, 2007.

Additional Information About Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires First Place’s officers (as defined in regulations promulgated by the Securities and Exchange Commission thereunder), directors and persons who own more than ten percent of a registered class of First Place common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish First Place with copies of all Section 16(a) forms that they file.

Based solely on a review of copies of all such reports of ownership furnished to First Place, or written representations that no filings were necessary, First Place believes that all filing requirements applicable to First Place officers and directors were complied with during the fiscal year except for one stock award and one grant of stock options on August 6, 2006 for each of Timothy A. Beaumont, Albert P. Blank, J. Craig Carr, Brian E. Hoopes, Craig L. Johnson, Robert J. Kowalski, Paul S. Musgrove, Dominique K. Stoeber, Kenton A. Thompson, and R. Bruce Wenmoth, which award and grant were reported on Forms 4 filed by each individual on September 1, 2006. In addition to the late Form 4 discussed above, Mr. Hoopes filed a late Form 4 on January 31, 2007 to report a sale on January 26, 2007, and Mr. Thompson filed a late Form 4 on September 14, 2006 to report an option exercise on August 30, 2006. A late Form 4 was also filed by Ronald P. Volpe on October 19, 2006 to report an option exercise on October 12, 2006 and by Jeffrey B. Ohlemacher on November 21, 2006 to report three purchases on October 31, 2006.

Transactions with Certain Related Persons. Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of First Place Bank’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors.

First Place Bank currently offers all eligible full-time employees, including executive officers and Named Executive Officers, who satisfy certain criteria and the general underwriting standards of First Place Bank, mortgage loans with interest rates, which may be up to 1/2% below the rates offered to First Place Bank’s other customers, (the “employee loan rate”). The program also offers a 1% interest rate discount on motor vehicle loans, other than motorcycles. Bank fees payable to First Place Bank are waived for all employee loan rate loans. With the exception of the employee loan rate, First Place Bank currently makes loans to its executive officers, Named Executive Officers and employees on the same terms and conditions offered to the general public. Loans made by First Place Bank to its executive officers and Named Executive Officers are made in the ordinary course of business, on substantially the same terms, except for the employee loan rate, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of ability to collect or present other unfavorable features.

The following table presents loans to executive officers and Named Executive Officers in fiscal year 2007 which exceeded $120,000. All of these loans received the employee loan rate and all of the loans are or were secured by the borrower’s principal residence.

Name	Position	Fiscal Year 2007 Highest Loan Value	Principal Paid from 07/01/06 thru 09/11/07	Interest Paid from 07/01/06 thru 09/11/07	Principal Balance on 09/11/07
Steve R. Lewis	President and Chief Executive Officer of First Place and Chief Executive Officer of First Place Bank	$400,000	$895	$4,998	$399,105
Albert P. Blank	President and Chief Operating Officer of First Place Bank	$375,000	$5,452	$22,538	$369,548
Kenton A. Thompson	Regional President and Corporate Director of Business Financial Services of First Place Bank	$178,982	$3,192	$11,926	$175,790
Paul S. Musgrove (1)	Former Chief Financial Officer of First Place and Former Corporate Executive Vice President – Chief Financial Officer and Treasurer of First Place Bank	$407,000	$2,767	$11,758	$404,233
Bruce Wenmoth	Corporate Executive Vice President – Retail Lending of First Place Bank	$234,468	$5,886	$11,587	$228,582

(1)	Mr. Musgrove resigned effective September 20, 2007.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is made up of five directors: Messrs. Rossi (Chairman), Bitonte, Roth, Russell and Wagmiller. All members of the Compensation Committee are independent in accordance with the NASDAQ Global Select Market listing standards. None of these individuals was an officer or employee of First Place or any of its subsidiaries in fiscal 2007, was formerly an officer of First Place or any of its subsidiaries, or had a relationship in fiscal 2007 requiring disclosure by First Place pursuant to the Securities and Exchange Commission’s rules. None of First Place’s executive officers has served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity during fiscal 2007, nor has any executive officer of First Place served as a director of another entity, one of whose executive officers served on the Compensation Committee of First Place during fiscal 2007.

PROPOSAL 2. RATIFICATION OF FIRST PLACE INDEPENDENT AUDITORS

The independent auditors for the fiscal year ended June 30, 2007 were the independent registered public accounting firm Crowe Chizek and Company LLC. The Audit Committee has reappointed Crowe Chizek and Company LLC to continue as independent auditors for First Place Bank and First Place for the fiscal year ending June 30, 2008 and the board of directors has ratified this appointment. Although the Bylaws of First Place do not require the submission of the selection of independent auditors to the shareholders for approval, the board of directors believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the board of directors will be bound by the shareholders’ vote at the Annual Meeting, but may take the shareholders’ vote into account in future determinations regarding the retention of an independent auditor.

The following aggregate fees were billed to First Place for professional services rendered by Crowe Chizek and Company LLC during the fiscal years ended June 30, 2007 and 2006:

	June 30, 2007	June 30, 2006
Audit fees (1)	$285,000	$271,000
Audit-related fees (2)	22,676	71,550
Tax fees (3)	56,820	66,050
All other fees	—	—

Total Fees	$364,496	$408,600

(1)	Includes fees related to the consolidated financial audit of First Place, including quarterly reviews, review of Forms 10-Q and 10-K, and fees for professional services rendered for audits related to the effectiveness of internal control over financial reporting.

(2)	Includes fees related to mergers and the audit of the Employee Stock Ownership Plan.

(3)	Includes fees for services performed related to the preparation of various federal, state and local income tax returns, and tax planning.

The Audit Committee has adopted a policy for pre-approving all permissible services performed by Crowe Chizek and Company LLC. This policy requires the pre-approval of all services that may be provided by our independent auditors. All of the services provided by Crowe Chizek and Company LLC for the fiscal years ended June 30, 2007 and 2006 were subject to this policy and were approved by the Audit Committee under this policy. The Audit Committee has determined that the fees paid to Crowe Chizek and Company LLC during the 2007 and 2006 fiscal year are compatible with maintaining the auditor’s independence.

Representatives of Crowe Chizek and Company LLC will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted for ratification of the appointment of Crowe Chizek and Company LLC as the independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF CROWE CHIZEK AND COMPANY LLC AS THE INDEPENDENT AUDITORS.

ADDITIONAL INFORMATION FOR FIRST PLACE SHAREHOLDERS

Shareholder Proposals

To be considered for inclusion in the proxy statement and the proxy card relating to the 2008 Annual Meeting of Shareholders, a shareholder proposal must be received by the corporate secretary at the address set forth on the Notice of Annual Meeting of Shareholders no later than May 28, 2008. Any such proposal will be subject to 17 C.F.R.§ 240.14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to be Conducted at an Annual Meeting

First Place Bylaws provide an advance notice procedure for a shareholder to properly bring business before an annual meeting of shareholders. The shareholder must give written advance notice to the corporate secretary not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the date on which the notice to shareholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by shareholders must include the shareholder’s name and address as they appear on the record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of common stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require First Place to include in the proxy statement or the proxy card relating to an annual meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

The board of directors knows of no business, which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are then present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

A copy of the Annual Report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2007, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders of record upon written request to First Place Financial Corp., 185 East Market Street, Warren, Ohio 44481.

By Order of the Board of Directors

/s/ J. Craig Carr
J. Craig Carr
Secretary

Warren, Ohio

September 25, 2007

PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY FIRST PLACE FINANCIAL CORP.

			For	With- held	For All Except

ANNUAL MEETING OF SHAREHOLDERS

October 25, 2007 – 10:00 a.m. Eastern Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints the proxy committee of the Board of Directors of First Place Financial Corp. (the “Company”), with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of the Company that the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held on Thursday, October 25, 2007, at 10:00 a.m. Eastern Time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio, and at any and all adjournments thereof.

		1. The election of five (5) directors for terms of three (3) years each or until their successors are elected and qualified;	☐	☐	☐
A. Gary Bitonte, M.D., Earl T. Kissell, E. Jeffrey Rossi, William A. Russell, Robert L.Wagmiller
INSTRUCTION: To withhold your vote for any individual nominee, mark “For All Except” above and write that nominee’s name on the line provided below.

			For	Against	Abstain
		2. The ratification of the appointment of Crowe Chizek and Company LLC as independent auditors of the Company for the fiscal year ending June 30, 2008.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED NOMINEES AND “FOR” THE RATIFICATION OF CROWE CHIZEK AND COMPANY LLC AS AUDITOR.

This proxy is revocable at any time prior to the time of the vote at the Annual Meeting. This revocable proxy will be voted as directed, but if no instructions are specified on an executed proxy that is returned, then this proxy will be voted FOR the proposals. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxy committee of the Board of Directors in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

Please be sure to sign and date this Proxy in the box below.	Date

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Shareholder sign above Co-holder (if any) sign above

+	+

    Detach above card, date, sign and mail in postage-paid envelope provided.

FIRST PLACE FINANCIAL CORP.

The above signer acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and a Proxy Statement relating to the Annual Meeting.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.